                                EXHIBIT 99.1

          PRESS RELEASE OF PETSMART, INC. DATED FEBRUARY 24, 1998

            PETSMART INC. REPORTS QUARTERLY AND ANNUAL EARNINGS

PHOENIX--(BUSINESS WIRE)--Feb. 24, 1998--PETsMART Inc. (NASDAQ:PETM - news) Tuesday announced its financial results for its fourth quarter and year ended Feb. 1, 1998.

Net sales for the thirteen weeks ended Feb. 1, 1998 were $510.6 million, an increase of 11.6% over the $457.4 million reported for the fourteen weeks ended Feb. 2, 1997. North American comparable store sales for the quarter increased 4.0%, and United Kingdom comparable store sales increased 5.6%.

The company opened seven stores, including one replacement store, and closed four in North America during the quarter, and opened seven new superstores in the United Kingdom. PETsMART operated 384 stores in North America and 84 stores in the United Kingdom at the end of the quarter.

For the year ended Feb. 1, 1998, the company reported net sales of $1.8 billion, an increase of 18.5% over the $1.5 billion reported for last year. North American comparable store sales for the year increased 4.6% and United Kingdom comparable store sales increased 5.0%.

Net income from operations for the fourth quarter, excluding merger and integration charges related to its acquisition of Pet City Holdings plc and the effects of a required change in accounting principle for business process reengineering costs, was $6.1 million (or $0.05 per share) this year as compared to $19.7 million (or $0.17 per share) last year.

The net income from operations for fourth quarter 1997 excludes $1.4 million, before taxes, of merger and business integrations charges related to its merger with Pet City Holdings, plc and $5.6 million, before taxes, related to a change in accounting for business process reengineering costs. Approximately $4.3 million of the change in accounting has been recorded as a cumulative effect adjustment, net of tax, and $1.3 million has been recorded as a component of general and administrative expenses.

Including the merger charge and the effects of the change in accounting principle, the company reported net income of $1.9 million (or $0.02 per share) for the thirteen weeks ended Feb. 1, 1998 as compared to net income of $7.6 million (or $0.06 per share) for the fourteen weeks ended Feb. 2, 1997.

For fiscal 1997, net income from operations, excluding merger and integration charges, restructuring charges and the effects of a required change in accounting principle, was $15.5 million (or $0.13 per share) this year versus $46.5 million (or $0.39 per share) last year.


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Net income from operations for the year excludes $73.5 million, before taxes, of restructuring and business integration charges and $5.6 million, before taxes, related to the change in accounting principle.

Including the merger charges and the change in accounting principle, the company reported a net loss of $34.4 million (or $(0.30) per share) for the year ended Feb. 1, 1998, as compared to net income of $20.6 million (or $0.17 per share) for the year ended Feb. 2, 1997.

Samuel J. Parker, chairman and chief executive officer of PETsMART Inc., stated, "While we were disappointed with our fourth quarter sales and earnings performance, we are pleased to note several positive indicators throughout our business. First, our comparable transaction counts continue to increase indicating the consumer's favorable response to our everyday low price strategy.

"Second, our inventory levels and in-stock conditions, along with our working capital position, are strong. Finally, our increased emphasis on customer service is having positive results in store morale and customer responsiveness. We are confident that our continued focus on store operations, which will continue under our new President and Chief Executive Officer Phil Francis, will provide the opportunity for profitable growth in 1998."

PETsMART Inc. is a leading worldwide operator of superstores specializing in pet food, supplies and services. At Feb. 1, 1998, PETsMART operated 384 superstores in North America and 84 superstores in the United Kingdom. Through Feb. 23, 1998, the company has opened 18 stores, and closed 5 stores, in North America and opened two stores in the United Kingdom.

The company's common stock trades on The Nasdaq Stock Market under the symbol PETM.

This news release contains forward-looking statements that involve substantial risks and uncertainties. Actual results and developments may therefore differ materially from those described in this release. For more information about PETsMART and risks arising when investing in PETsMART, you are directed to the company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.


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                           PETSMART INC. AND SUBSIDIARIES
                       CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (IN THOUSANDS)

                                                  Feb. 1, 1998   Feb. 2, 1997
                                                  ------------   ------------
Cash and cash equivalents                           $125,082      $  39,868
Merchandise inventories                              317,547        300,892
Other current assets                                  73,081         68,524

          Total current assets                       515,710        409,284

Property held for sale and
     leaseback                                         2,212              -
Property and equipment, net                          242,384        219,263
Other assets                                          79,381         61,263

          Total assets                               839,687        689,810

Borrowings from bank                                       -         25,000
Accounts payable                                     114,692        138,913
Other current liabilities                            103,577         87,189

          Total current liabilities                  218,269        251,102

6 3/4% Convertible
     Subordinated Notes                              200,000              -
Capital lease obligations
     and other liabilities                            86,724         77,663

          Total liabilities                          504,993        328,765

Stockholders' equity                                 334,694        361,045

          Total liabilities and
          stockholders' equity                      $839,687       $689,810



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                           PETSMART INC. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND OPERATING DATA)

                                                 Thirteen       Fourteen      Fifty-Two    Fifty-Three
                                              Weeks Ended    Weeks Ended    Weeks Ended    Weeks Ended
                                             Feb. 1, 1998   Feb. 2, 1997   Feb. 1, 1998   Feb. 2, 1997
                                             ------------   ------------   ------------   ------------
Net sales                                        $510,629       $457,364     $1,790,599     $1,501,017
Cost of sales                                     378,649        324,170      1,356,413      1,074,666
Gross profit                                      131,980        133,194        434,186        426,351

Store operating expenses                           99,212         85,906        349,563        289,622
Store preopening expenses                           1,297          3,119          9,222         10,907
General and
     administrative expenses                       18,520          9,979         53,865         42,463
Merger and business
     integration charges                            1,376         20,350         57,364         40,714

Operating income (loss)                            11,575         13,840        (35,828)        42,645

Interest expense, net                               4,282          2,457         13,708          8,393

Income (loss) before income taxes
     and cumulative effect of a change
     in accounting principle                        7,293         11,383        (49,536)        34,252

Income tax (expense) benefit                       (2,812)        (3,798)        17,735        (13,661)

Income (loss) before cumulative
     effect of a change in
     accounting principle                           4,481          7,585        (31,801)        20,591

Cumulative effect of a change
     in accounting principle                       (2,629)             -         (2,629)             -

Net income (loss)                                  $1,852         $7,585       $(34,430)       $20,591

Basic earnings per share                            $0.02          $0.07         $(0.30)         $0.18

Diluted earnings per share                          $0.02          $0.06         $(0.30)         $0.17

Weighted average number of
     shares outstanding - basic                   115,401        113,220        114,920        112,520



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

                                                 Thirteen       Fourteen      Fifty-Two    Fifty-Three
                                              Weeks Ended    Weeks Ended    Weeks Ended    Weeks Ended
                                             Feb. 1, 1998   Feb. 2, 1997   Feb. 1, 1998   Feb. 2, 1997
                                             ------------   ------------   ------------   ------------
Weighted average number of
     shares outstanding - diluted                 115,871        118,926        115,959        118,226

Stores opened during each period                       14             17            105             82

Stores closed during each period                        4              1             13              3

Stores open at end of each period                     468            376            468            376


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